CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            WEDGE NET EXPERTS, INC.,
                            A CALIFORNIA CORPORATION


     The  undersigned  certify  that:

                                        I

     They are the president and the secretary, respectively, of WEDGE NET EXPERTS, INC., a California corporation.

                                       II

     Article I of the Articles of Incorporation of this corporation is amended to read as follows:

     "The  name  of  this  corporation  is  SEQUIAM  CORPORATION."

                                       III

     The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

                                       IV

     The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of this corporation is Twenty-four Million Two Hundred Thirty-three Thousand (24,233,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated: April 29, 2002                      /s/ Nicolaas  H.  Van  den  Brekel
                                           -------------------------------------
                                           Nicolaas H. Van den Brekel, President


                                           /s/ Mark  L.  Morczkowski
                                           -------------------------------------
                                           Mark L. Mroczkowski, Secretary


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